Exhibit 5.1

October 11, 2007

INX Inc.
6401 Southwest Freeway
Houston, TX 77074

Ladies and Gentlemen:

  We have acted as counsel to INX Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a “shelf” registration statement on Form S-3 (the “Registration Statement”) relating to the registration of up to an aggregate initial offering amount of $100,000,000 of the Company’s (i) common stock, par value $0.01 (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase Common Stock (the “Warrant Shares”).

  We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

  Based on such examination, we are of the opinion that:

1.           With respect to the Common Stock, (i) when specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Common Stock Authorizing Votes”), (ii) when an appropriate prospectus supplement with respect to the shares of Common Stock has been prepared, delivered and filed in compliance with the Securities Act of 1933, as amended (the “Act”) and the applicable Rules and Regulations promulgated under the Act, (iii) if the shares of Common Stock are to be sold pursuant to a purchase, underwriting or similar agreement, then when such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company and the other parties thereto, (iv) when the Registration Statement has become effective under the Act, (v) when the terms of the sale of the Common Stock have been duly established in conformity with the Certificate of Incorporation and Bylaws, each as in effect at the relevant time applicable, and assuming such terms and sale do not violate the Delaware General Corporation Law (“DGCL”) or any other applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vi) when the Common Stock has been issued and sold as contemplated by the Registration Statement, and (vii) when the Company has received the consideration provided for in the Common Stock Authorizing Votes and in the Registration Statement and such consideration per share is not less than the par value of the Common Stock, the Common Stock will be legally issued, fully paid and non-assessable.

2.           With respect to the Warrants and the Warrant Shares, (i) when specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Warrant Authorizing Votes”), (ii) when an appropriate prospectus supplement with respect to the Warrants and the Warrant Shares has been prepared, delivered and filed in compliance with the Act and the applicable Rules and Regulations promulgated under the Act, (iii) if the Warrants and Warrant Shares are to be sold pursuant to a purchase, underwriting or similar agreement, then when such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company and the other parties thereto, (iv) when the Warrants have been duly authorized, executed and delivered by the Company and the other parties thereto, (v) when the Registration Statement has become effective under the Act, (vi) when the terms of the sale of the Warrants and the Warrant Shares have been duly established in conformity with the Certificate of Incorporation and Bylaws, each as in effect at the relevant time applicable, and assuming such terms and sale do not violate the Delaware General Corporation Law (“DGCL”) or any other applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vii) when the Warrants and Warrant Shares have been issued and sold as contemplated by the Registration Statement, and (viii) when the Company has received the consideration for the Warrants provided for in the Warrant Authorizing Votes and in the Registration Statement and the consideration for the Warrant Shares provided for in the Warrants, the Warrant Authorizing Votes and in the Registration Statement and, in each such case, such consideration per share is not less than the par value per share of the Common Stock, the Warrants and the Warrant Shares will be legally issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in said Registration Statement.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

EPSTEIN BECKER & GREEN, P.C.

By:	/s/ Sharon L. Ferko
Sharon L. Ferko, Esq.